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                       [LETTERHEAD OF BAKER BOTTS L.L.P.]



August 9, 2000



021031.0129

EGL, Inc.
15350 Vickery Drive
Houston, Texas 77032

Gentlemen:

                  As set forth in Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement") to be filed by EGL, Inc., a Texas corporation ("EGL"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance of up to 19,102,100 shares (the "Shares") of EGL's common stock, par value $.001 per share, we are passing upon certain legal matters in connection with the Shares for EGL. The Shares are to be issued in connection with the merger (the "Merger") of EGL Delaware I, Inc., a Delaware corporation and wholly owned subsidiary of EGL ("Merger Sub"), with and into Circle International Group, Inc., a Delaware corporation ("Circle"), pursuant to the terms and provisions of the Agreement and Plan of Merger dated as of July 2, 2000 (the "Merger Agreement") among EGL, Merger Sub and Circle. At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

                  In our capacity as your counsel in the connection referred to above, we have examined the Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of EGL, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of EGL, including minute books of EGL as furnished to us by EGL, certificates of public officials and of representatives of EGL, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of EGL and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

         Based on our examination as aforesaid, we are of the opinion that:

         1. EGL is a corporation duly incorporated and validly existing in good standing under the laws of the State of Texas.

         2. When the required approval of the shareholders of EGL has been obtained as set forth in the Merger Agreement, upon the issuance by EGL of the Shares upon consummation of the Merger pursuant to the Merger Agreement, such Shares will be duly authorized, validly issued, fully paid and nonassessable.


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                                       2                         August 9, 2000


                  We hereby consent to the reference to our Firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     BAKER BOTTS L.L.P.